EXHIBIT 3.4

CERTIFICATE OF AMENDMENT

OF

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BEACON POWER CORPORATION

Beacon Power Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation duly adopted a resolution at a meeting held on June 11, 2009 setting forth an amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable.  The stockholders of the Corporation duly approved said amendment pursuant to a meeting in accordance with Sections 212 and 242 of the General Corporation Law of the State of Delaware.  The resolution provides that the Sixth Amended and Restated Certificate of Incorporation filed on November 22, 2000 and as amended on June 25, 2007 and June 26, 2007, is hereby further amended as follows:

Article Fourth is hereby deleted in its entirety and replaced with the following:

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 400,000,000 shares of common stock, $0.01 par value per share (“Common Stock”) and 10,000,000 shares of preferred stock, $0.01 par value per share, (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.            COMMON STOCK.

1.             General.  400,000,000 shares of Common Stock may be issued from time to time as determined by the Board of Directors.  The voting, dividend and liquidation rights of the holders of the Common stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2.             Voting.  The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings).  There shall be no cumulative voting.

3.             Dividends.  Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

4.             Liquidation.  Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

B.            PREFERRED STOCK.

1.             Issuance.  10,000,000 shares of Preferred Stock may be issued from time to time as determined by the Board of Directors.  The Board of Directors is hereby authorized to designate each series, to establish the number of shares to be included in each series and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such additional series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such additional series subsequent to the issue of shares of that series.

2.             Rights.  Authorized and unissued shares of Preferred Stock may be issued with such designations, voting powers, preferences, and relative, participating, option or other special rights, and qualifications, limitations and restrictions on such rights, as the Board of Directors may authorize by resolutions duly adopted prior to the issuance of any shares of series of Preferred Stock, including, but not limited to: (i) the distinctive designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series and whether the shares of any such series having voting rights shall have multiple or fractional votes per share; (iii) the dividend rate on the shares of such series, any restriction, limitation, or condition upon the payment of such dividends, whether dividends shall be cumulative, and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; (v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution, or winding-up of the Corporation, or the distribution of its assets; and (vii) the prices or rates of conversion at which, the terms and conditions on which, the shares are convertible.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by the President of the Company this 11th day of June, 2009.

BEACON POWER CORPORATION

By:	/s/ F. William Capp
Name: F. William Capp
Title: President